APPENDIX C

Independent auditor’s assurance report on profit forecast included in the Merger Prospectus to the Board of Directors of YIT Corporation (translation)

We report in accordance with the Commission Regulation (EC) No 809/2004 Annex I item 13.2 on the profit forecast included in the section “Outlook and Guidance” of YIT Corporation’s Merger Prospectus dated 24 August 2017.  The Merger Prospectus includes a profit forecast for the year 2017 compiled by the management of YIT Corporation.  According to the profit forecast, which is based on segment reporting (POC), “the Group’s revenue is estimated to grow by 5-12 per cent.  The adjusted operating profit is estimated to be in the range of EUR 105-115 million.”

Responsibility of the Board of Directors

The Board of Directors of YIT Corporation is responsible for the compilation of the profit forecast including the principal assumptions upon which it is based in accordance with the Commission Regulation (EC) No 809/2004.

Auditor’s responsibility

Our responsibility is to express an opinion as to whether the profit forecast has been properly compiled on the basis stated and that the basis of accounting used for the profit forecast is consistent with the accounting policies of the issuer.

We conducted our work in accordance with the instructions issued by the Finnish Institute of Authorised Public Accountants “Profit forecast and estimate – instructions for the auditor”.  We have not performed an audit or a review on the profit forecast included in the Merger Prospectus or on the information and assumptions used in the compilation of the profit forecast.

We planned and performed our work so that the evidence we have obtained is sufficient and appropriate to provide a reasonable assurance that the profit forecast has been properly compiled on the basis stated and that the basis of accounting used for the profit forecast is consistent with the accounting policies of YIT Corporation

Opinion

In our opinion, the profit forecast has been properly compiled on the basis stated and the basis of accounting used for the profit forecast is consistent with the accounting policies of YIT Corporation.

Qualifications and restriction on distribution and use of the report

Actual results may be different from the profit forecast since anticipated events frequently do not occur as expected and the variation may be material.

This report has been prepared solely to be included in the Merger Prospectus prepared in accordance with the Commission Regulation (EC) No 809/2004.

Helsinki 24 August 2017

PricewaterhouseCoopers Oy
Authorised Public Accountants

/s/ Julia Wahlroos
Julia Wahlroos
Authorised Public Accountant

PricewaterhouseCoopers Oy, Authorised Public Accountants, P.O. Box 1015 (Itämerentori 2), FI-00101 HELSINKI
Phone +358 20 787 7000, www.pwc.fi
Reg. Domicile Helsinki, Business ID 0486406-8

C-1

Notice to Lemminkäinen Shareholders in the United States

The YIT shares to be issued in connection with the Merger have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and are being issued in reliance on the exemption from registration set forth in Rule 802 under the Securities Act.

YIT and Lemminkäinen are Finnish companies and the issuance of YIT shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any financial statements or other financial information included in this release may have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It may be difficult for U.S. shareholders of Lemminkäinen to enforce their rights and any claims they may have arising under U.S. federal securities laws in connection with the Merger, since YIT and Lemminkäinen are located in non-U.S. jurisdictions, and some or all of YIT’s and Lemminkäinen’s officers and directors may be residents of countries other than the United States. As a result, U.S. shareholders of Lemminkäinen may not be able to sue YIT or Lemminkäinen or their respective officers and directors in a court in Finland for violations of U.S. federal securities laws. Further, it may be difficult to compel YIT or Lemminkäinen to subject themselves to the jurisdiction or judgment of a U.S. court.

Lemminkäinen’s shareholders should be aware that YIT may purchase Lemminkäinen’s shares otherwise than under the Merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed merger.